Infinity Property and Casualty Reports Second Quarter 2008 Results

Birmingham, Alabama – July 24, 2008 – Infinity Property and Casualty Corporation (NASDAQ: IPCC), a national provider of personal automobile insurance, today reported results for the three and six months ended June 30, 2008:

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except per share amounts and ratios)	2008	2007	% Change		2008	2007	% Change

Gross written premiums	$227.5	$255.6	(11.0)%		$481.0	$560.4	(14.2)%
Revenues	$247.9	$280.4	(11.6)%		$497.1	$555.3	(10.5)%

Net earnings	$12.1	$14.3	(15.2)%		$26.1	$36.1	(27.5)%
Net earnings per diluted share	$0.74	$0.73	1.4%		$1.60	$1.83	(12.6)%

Operating earnings (1)	$14.2	$17.1	(16.7)%		$29.3	$37.8	(22.6)%
Operating earnings per diluted share (1)	$0.87	$0.87	-		$1.79	$1.92	(6.8)%

Underwriting income (1)	$10.5	$12.2	(13.9)%		$23.5	$31.4	(25.1)%
Combined ratio	95.5%	95.4%	0.1	pts	95.0%	94.0%	1.0	pts

Return on equity	8.0%	8.4%	(0.4)	pts	8.7%	10.7%	(2.0)	pts
Operating income return on equity (1)	9.3%	10.0%	(0.7)	pts	9.7%	11.2%	(1.5)	pts

Book value per share					$37.70	$35.17	7.2%
Debt to total capital					24.8%	22.6%	2.2	pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

Gross written premiums declined 11.0% and 14.2% during the second quarter and first six months of 2008, respectively, as compared with the same periods in 2007 primarily from a decline in gross written premiums in California, Connecticut, Florida and Georgia. Partially offsetting premium declines in these states was premium growth in Illinois, Nevada, and Texas.

Earnings and underwriting income for the three and six months ended June 30, 2008, included $6.3 million, pre-tax, ($0.25 per diluted share after-tax) and $12.2 million, pre-tax ($0.49 per diluted share after-tax), respectively, of favorable development on prior accident period loss and loss adjustment expense reserves compared with $6.1 million, pre-tax ($0.20 per diluted share after-tax) and $7.2 million, pre-tax ($0.24 per diluted share after-tax) of favorable development for the three and six months ended June 30, 2007, respectively.

2008 Earnings Guidance
As a result of a decrease in earned premiums and underwriting margins Infinity is adjusting its operating earnings guidance to $2.85 - $3.15 per diluted share down from $3.05 - $3.35 per diluted share.

Share Repurchase Program
During the second quarter of 2008, Infinity repurchased 144,800 shares at an average price, excluding commissions, of $42.54. Since the end of the second quarter, Infinity has repurchased an additional 531,700 shares at an average price, excluding commissions, of $43.01.

As of July 23, Infinity had $25.7 million of authority remaining under its existing repurchase program. Effective as of today, July 24, 2008, Infinity’s Board of Directors has increased this authority by $74.3 million to $100 million and extended the date to execute this program to December 31, 2009 from December 31, 2008.

Forward-Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements. Examples of such forward-looking statements include statements relating to expectations concerning market conditions, premiums, growth, earnings, investment performance, expected losses, rate changes and loss experience.

Actual results could differ materially from those expected by Infinity depending on: changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, actions of competitors, the approval of requested form and rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call
The Company will hold a conference call to discuss second quarter 2008 at 11:00 a.m. (ET) today, July 24. There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-713-4217 and providing the confirmation code 22698131. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Thursday, July 31, 2008. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 80140767. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately one hour following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Earned premiums	$233.4	$264.9	$468.4	$520.8
Net investment income	14.8	17.1	30.1	34.0
Realized gains (losses) on investments	(1.8)	(3.0)	(3.2)	(1.2)
Other income	1.5	1.4	1.6	1.7
Total revenues	247.9	280.4	497.1	555.3

Costs and Expenses:
Loss and loss adjustment expenses (1)	165.9	190.5	335.4	367.9
Commissions and other underwriting expenses	57.0	62.2	109.5	121.5
Interest expense	2.8	2.8	5.5	5.5
Corporate general and administrative expenses	1.9	2.1	3.8	4.1
Restructuring charge	0.1	(0.1)	0.4	(0.3)
Other expenses	1.3	0.3	2.8	1.0
Total costs and expenses	228.9	257.8	457.4	499.7

Earnings before income taxes	18.9	22.6	39.7	55.6
Provision for income taxes	6.8	8.3	13.5	19.5
Net earnings	$12.1	$14.3	$26.1	$36.1

Earnings per common share:
Basic	$0.75	$0.74	$1.62	$1.85
Diluted	$0.74	$0.73	$1.60	$1.83

Average number of common shares:
Basic	16.1	19.4	16.1	19.5
Diluted	16.4	19.6	16.4	19.7

Cash dividends per common share	$0.11	$0.09	$0.22	$0.18

Note: Columns may not foot due to rounding

Notes:
(1)
Loss and loss adjustment expenses for the three and six months ended June 30, 2008, include $6.3 million and $12.2 million, pre-tax, of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Loss and loss adjustment expenses for the three and six months ended June 30, 2007, include $6.1 million and $7.2 million, pre-tax, of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)

	For the Period Ended
	June 30, 2008	March 31, 2008
Assets:
Investments:
Fixed maturities, at fair value	$1,207.9	$1,238.3
Equity securities, at fair value	44.4	45.2
Total investments	1,252.3	1,283.5
Cash and cash equivalents	36.6	38.5
Accrued investment income	12.9	12.1
Agents’ balances and premiums receivable	335.0	342.7
Prepaid reinsurance premiums	1.8	2.0
Recoverables from reinsurers	25.6	30.2
Deferred policy acquisition costs	78.0	79.2
Current and deferred income taxes	40.6	25.7
Receivable for securities sold	-	45.8
Prepaid expenses, deferred charges and other assets	38.2	35.3
Goodwill	75.3	75.3
Total assets	$1,896.2	$1,970.4

Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$581.1	$591.2
Unearned premiums	421.3	428.4
Payable to reinsurers	0.3	0.3
Long-term debt	199.5	199.5
Commissions payable	26.2	27.7
Payable for securities purchased	8.7	63.1
Accounts payable, accrued expenses and other liabilities	53.0	47.6
Total liabilities	1,290.2	1,357.8

Shareholders’ Equity:
Common stock	21.0	21.0
Additional paid-in capital	341.0	340.6
Retained earnings (1)	449.2	438.9
Other comprehensive income (loss)	(4.1)	7.0
Treasury stock, at cost (2)	(201.1)	(194.9)
Total shareholders’ equity	606.1	612.5
Total liabilities and shareholders’ equity	$1,896.2	$1,970.4

Shares outstanding	16.075	16.205
Book value per share	$37.70	$37.80

Note: Columns may not foot due to rounding

Notes:
(1)	The change in retained earnings from March 2008 is a result of net income of $12.1 million less shareholder dividends of $1.8 million.

(2)	Infinity repurchased 144,800 common shares during the second quarter of 2008 at an average per share price, excluding commissions, of $42.54.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net earnings, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions, except EPS)	2008	2007	2008	2007

Earned premiums	$233.4	$264.9	$468.4	$520.8
Loss and loss adjustment expenses	(165.9)	(190.5)	(335.4)	(367.9)
Commissions and other underwriting expenses	(57.0)	(62.2)	(109.5)	(121.5)
Underwriting income	10.5	12.2	23.5	31.4

Net investment income	14.8	17.1	30.1	34.0
Other income	1.5	1.4	1.6	1.7
Interest expense	(2.8)	(2.8)	(5.5)	(5.5)
Corporate general and administrative expenses	(1.9)	(2.1)	(3.8)	(4.1)
Restructuring charge	(0.1)	0.1	(0.4)	0.3
Other expenses	(1.3)	(0.3)	(2.8)	(1.0)

Pre-tax operating earnings	20.7	25.6	42.8	56.8

Provision for income taxes	(6.5)	(8.5)	(13.6)	(19.0)

Operating earnings, after-tax	14.2	17.1	29.3	37.8

Realized gains (losses) on investments, pre-tax	(1.8)	(3.0)	(3.2)	(1.2)
Provision for income taxes	0.6	1.0	1.1	0.4
Increase in provision for tax valuation allowance	(0.9)	(0.8)	(1.1)	(0.9)
Realized gains (losses) on investments, net of tax	(2.1)	(2.7)	(3.1)	(1.7)

Net earnings	$12.1	$14.3	$26.1	$36.1

Operating earnings per share – diluted	$0.87	$0.87	$1.79	$1.92
Realized gains (losses) on investments, net of tax	(0.07)	(0.10)	(0.12)	(0.04)
Increase in provision for tax valuation allowance	(0.06)	(0.04)	(0.07)	(0.05)
Net earnings per share - diluted	$0.74	$0.73	$1.60	$1.83

Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on our website. To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

Source:	Infinity Property & Casualty Corporation

Contact:	Amy Jordan
AVP, Investor Relations
(205) 803-8186